Exhibit 99.1
FOR IMMEDIATE RELEASE
Veeva Announces Fiscal 2026 Third Quarter Results
Total Revenues of $811.2M, up 16% Year Over Year
Subscription Services Revenues of $682.5M, up 17% Year Over Year

PLEASANTON, CA — November 20, 2025 — Veeva Systems Inc. (NYSE: VEEV), a leading provider of industry cloud solutions for the global life sciences industry, today announced results for its third quarter ended October 31, 2025.
“Continuing to lead through innovation, Veeva AI delivers on our vision for industry-specific AI that will help the life sciences industry reach new levels of productivity and customer centricity,” said CEO Peter Gassner. “Veeva AI is advancing rapidly and our early adopter projects are demonstrating the clear value in deep, specialized AI agents running in Veeva applications.”
Fiscal 2026 Third Quarter Results:
•Revenues: Total revenues for the third quarter were $811.2 million, up from $699.2 million one year ago, an increase of 16% year over year. Subscription services revenues for the third quarter were $682.5 million, up from $580.9 million one year ago, an increase of 17% year over year.
•Operating Income and Non-GAAP Operating Income:(1) Third quarter operating income was $240.9 million, compared to $181.4 million one year ago, an increase of 33% year over year. Non-GAAP operating income for the third quarter was $364.9 million, compared to $304.0 million one year ago, an increase of 20% year over year.
•Net Income and Non-GAAP Net Income:(1) Third quarter net income was $236.2 million, compared to $185.8 million one year ago, an increase of 27% year over year. Non-GAAP net income for the third quarter was $345.1 million, compared to $288.3 million one year ago, an increase of 20% year over year.
•Net Income per Share and Non-GAAP Net Income per Share:(1) For the third quarter, fully diluted net income per share was $1.40, compared to $1.13 one year ago, while non-GAAP fully diluted net income per share was $2.04, compared to $1.75 one year ago.
“Our third quarter results and increased full-year guidance demonstrate the broad-based strength we see across the business,” said CFO Brian Van Wagener. “We are executing well against the large opportunity ahead and are on track toward our 2030 $6 billion revenue run-rate goal.”

© 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	1

Recent Highlights:
•Veeva AI Progress Continues and Reaches Key Milestones – Veeva AI is progressing rapidly with a focused strategy to deliver deep, industry-specific AI agents that will fundamentally transform productivity and execution for the life sciences industry. The first agents for CRM and commercial content are on track for release in early December, with R&D, quality, and additional commercial agents planned for 2026.
•Leading in CRM with Product Excellence and Customer Success – Veeva Vault CRM had a strong quarter, with 23 new customer additions and now has a total of 115 customers live. The quarter was marked by a significant top 20 biopharma rollout in Japan, demonstrating Vault CRM’s depth and capability to handle global complexity. This adds to the success of two top 20 biopharmas live and successful across major regions.
•Early in a Large Development Cloud Opportunity to Transform R&D – Veeva made significant progress advancing Veeva Development Cloud, its largest go-forward opportunity in life sciences. Three top 20 biopharmas selected Veeva Development Cloud applications as their enterprise standard in the quarter, including one each for Veeva Study Startup, Veeva Study Training, and Veeva Safety. In safety, the newest area in Development Cloud, the third top 20 biopharma went live in the quarter and Veeva advanced a number of key opportunities as the industry looks to Veeva to help modernize pharmacovigilance.

© 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	2

Financial Outlook:
Veeva is providing guidance for its fiscal fourth quarter ending January 31, 2026 as follows:
•Total revenues between $807 and $810 million.
•Non-GAAP operating income of about $350 million.(2)
•Non-GAAP fully diluted net income per share of approximately $1.92.(2)
Veeva is providing updated guidance for its fiscal year ending January 31, 2026 as follows:
•Total revenues between $3,166 and $3,169 million.
•Non-GAAP operating income of about $1,417 million.(2)
•Non-GAAP fully diluted net income per share of approximately $7.93.(2)
Conference Call Information
Prepared remarks and an investor presentation providing additional information and analysis can be found on Veeva's investor relations website at ir.veeva.com. Veeva will host a Q&A conference call at 2:00 p.m. PT today, November 20, 2025, and a replay of the call will be available on Veeva's investor relations website.

What:	Veeva Systems Fiscal 2026 Third Quarter Results Conference Call
When:	Thursday, November 20, 2025
Time:	2:00 p.m. PT (5:00 p.m. ET)
Online Registration:	https://registrations.events/direct/Q4I997064577
Webcast:	ir.veeva.com
___________
(1) This press release uses non-GAAP financial metrics that are adjusted for the impact of various GAAP items. See the section titled “Non-GAAP Financial Measures” and the tables entitled “Reconciliation of GAAP to Non-GAAP Financial Measures” below for details.
(2) Veeva is not able, at this time, to provide GAAP targets for operating income and fully diluted net income per share for the fourth fiscal quarter ending January 31, 2026 or the fiscal year ending January 31, 2026 because of the difficulty of estimating certain items excluded from non-GAAP operating income and non-GAAP fully diluted net income per share that cannot be reasonably predicted, such as charges related to stock-based compensation expense. The effect of these excluded items may be significant.

© 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	3

About Veeva Systems
Veeva delivers the industry cloud for life sciences with software, data, and business consulting. Committed to innovation, product excellence, and customer success, Veeva serves more than 1,500 customers, ranging from the world’s largest pharmaceutical companies to emerging biotechs. As a Public Benefit Corporation, Veeva is committed to balancing the interests of all stakeholders, including customers, employees, shareholders and the industries it serves. For more information, visit veeva.com.
Veeva uses its ir.veeva.com website as a means of disclosing material non-public information, announcing upcoming investor conferences, and for complying with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Forward-looking Statements
This release contains forward-looking statements regarding Veeva’s expected future performance and, in particular, includes quotes from management and guidance, provided as of November 20, 2025, about Veeva’s expected future financial results. Estimating guidance accurately for future periods is difficult. It involves assumptions and internal estimates that may prove to be incorrect and is based on plans that may change. Hence, there is a significant risk that actual results could differ materially from the guidance we have provided in this release and we have no obligation to update such guidance. There are also numerous risks that have the potential to negatively impact our financial performance, including issues related to the performance, availability, security, or privacy of our products, competitive factors, customer decisions and priorities, developments that impact the life sciences industry (including regulatory, funding, or policy changes), general macroeconomic and geopolitical events (including changes in trade policy or practices, inflationary pressures, currency exchange fluctuations, changes in interest rates, and geopolitical conflicts), and issues that impact our ability to hire, retain and adequately compensate talented employees. We have summarized what we believe are the principal risks to our business in a section titled “Summary of Risk Factors” on pages 33 and 34 in our filing on Form 10-Q for the period ended July 31, 2025 which you can find here. Additional details on the risks and uncertainties that may impact our business can be found in the same filing on Form 10-Q and in our subsequent SEC filings, which you can access at sec.gov. We recommend that you familiarize yourself with these risks and uncertainties before making an investment decision.

###

Investor Relations Contact:	Media Contact:
Gunnar Hansen	Maria Scurry
Veeva Systems Inc.	Veeva Systems Inc.
267-460-5839	781-366-7617
ir@veeva.com	pr@veeva.com

© 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	4

VEEVA SYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31, 2025	January 31, 2025
Assets
Current assets:
Cash and cash equivalents	$1,660,137	$1,118,785
Short-term investments	4,977,164	4,031,442
Accounts receivable, net	314,227	1,016,356
Unbilled accounts receivable	57,549	40,761
Prepaid expenses and other current assets	102,777	101,458
Total current assets	7,111,854	6,308,802
Property and equipment, net	66,117	55,912
Deferred costs, net	25,304	26,383
Lease right-of-use assets	73,839	63,863
Goodwill	439,877	439,877
Intangible assets, net	32,650	44,460
Deferred income taxes	286,966	343,919
Other long-term assets	60,544	56,540
Total assets	$8,097,151	$7,339,756

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$32,671	$30,447
Accrued compensation and benefits	41,485	39,429
Accrued expenses and other current liabilities	31,707	35,557
Income tax payable	6,020	9,024
Deferred revenue	822,466	1,273,978
Lease liabilities	10,529	9,969
Total current liabilities	944,878	1,398,404
Deferred income taxes	367	587
Long-term lease liabilities	79,267	65,806
Other long-term liabilities	32,008	42,586
Total liabilities	1,056,520	1,507,383
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,911,418	2,386,192
Accumulated other comprehensive income (loss)	9,914	(8,416)
Retained earnings	4,119,297	3,454,595
Total stockholders’ equity	7,040,631	5,832,373
Total liabilities and stockholders’ equity	$8,097,151	$7,339,756

© 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	5

VEEVA SYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2025	2024	2025	2024
Revenues:
Subscription services(3)	$682,498	$580,850	$1,976,449	$1,676,082
Professional services and other(4)	128,738	118,357	382,911	349,651
Total revenues	811,236	699,207	2,359,360	2,025,733
Cost of revenues(5):
Cost of subscription services	94,171	82,638	266,347	239,577
Cost of professional services and other	105,294	91,751	302,195	279,068
Total cost of revenues	199,465	174,389	568,542	518,645
Gross profit	611,771	524,818	1,790,818	1,507,088
Operating expenses(5):
Research and development	191,883	172,411	568,593	511,551
Sales and marketing	110,552	98,695	318,619	297,524
General and administrative	68,483	72,359	233,113	195,001
Total operating expenses	370,918	343,465	1,120,325	1,004,076
Operating income	240,853	181,353	670,493	503,012
Other income, net	71,933	60,937	206,478	171,239
Income before income taxes	312,786	242,290	876,971	674,251
Income tax provision	76,583	56,482	212,269	155,738
Net income	$236,203	$185,808	$664,702	$518,513
Net income per share:
Basic	$1.44	$1.15	$4.06	$3.21
Diluted	$1.40	$1.13	$3.96	$3.15
Weighted-average shares used to compute net income per share:
Basic	164,049	161,987	163,676	161,707
Diluted	168,935	164,979	167,953	164,838
Other comprehensive income:
Net change in unrealized gain (loss) on available-for-sale investments	$12,283	$(738)	$18,350	$5,576
Net change in cumulative foreign currency translation loss	(372)	(146)	(20)	(1,398)
Comprehensive income	$248,114	$184,924	$683,032	$522,691

(3) Includes subscription services revenues from the following product areas:
Veeva Commercial Solutions	$317,650	$278,377	$930,584	$811,503
Veeva R&D Solutions	364,848	302,473	1,045,865	864,579
Total subscription services	$682,498	$580,850	$1,976,449	$1,676,082

(4) Includes professional services and other revenues from the following product areas:
Veeva Commercial Solutions	$47,457	$45,855	$141,727	$139,695
Veeva R&D Solutions	81,281	72,502	241,184	209,956
Total professional services and other	$128,738	$118,357	$382,911	$349,651

(5) Includes stock-based compensation as follows:
Cost of revenues:
Cost of subscription services	$1,842	$1,696	$5,498	$4,892
Cost of professional services and other	14,789	12,929	42,362	38,640
Research and development	52,791	48,014	154,128	138,741
Sales and marketing	24,509	21,214	72,222	67,928
General and administrative	26,337	34,006	80,234	71,945
Total stock-based compensation	$120,268	$117,859	$354,444	$322,146

© 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	6

VEEVA SYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended October 31,
	2025	2024
Cash flows from operating activities
Net income	$664,702	$518,513
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,654	29,451
Reduction of lease right-of-use assets	9,405	8,348
Accretion of discount on short-term investments	(6,613)	(20,442)
Stock-based compensation	354,444	322,146
Amortization of deferred costs	12,173	11,507
Deferred income taxes	50,185	(91,231)
Other, net	(562)	(465)
Changes in operating assets and liabilities:
Accounts receivable	701,016	595,940
Unbilled accounts receivable	(16,788)	(9,107)
Deferred costs	(11,094)	(10,106)
Prepaid expenses and other current and long-term assets	(6,810)	1,354
Accounts payable	3,190	424
Accrued expenses and other current liabilities	(3,260)	(10,240)
Income tax payable	(3,004)	(1,059)
Deferred revenue	(466,118)	(321,090)
Lease liabilities	(6,170)	(7,131)
Other long-term liabilities	4,028	3,695
Net cash provided by operating activities	1,308,378	1,020,507
Cash flows from investing activities
Purchases of short-term investments	(2,386,193)	(2,206,521)
Maturities and sales of short-term investments	1,471,683	1,537,874
Long-term assets	(22,102)	(15,799)
Net cash used in investing activities	(936,612)	(684,446)
Cash flows from financing activities
Proceeds from exercise of common stock options	239,996	65,104
Taxes paid related to net share settlement of equity awards	(71,281)	(59,800)
Net cash provided by financing activities	168,715	5,304
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	871	(1,346)
Net change in cash, cash equivalents, and restricted cash	541,352	340,019
Cash, cash equivalents, and restricted cash at beginning of period	1,120,963	706,670
Cash, cash equivalents, and restricted cash at end of period	$1,662,315	$1,046,689

Supplemental disclosures of other cash flow information:
Excess tax benefits from employee stock plans	$23,302	$5,160

© 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	7

Non-GAAP Financial Measures
In Veeva’s public disclosures, Veeva has provided non-GAAP measures, which it defines as financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. In addition to its GAAP measures, Veeva uses these non-GAAP financial measures internally for budgeting and resource allocation purposes and in analyzing its financial results. For the reasons set forth below, Veeva believes that excluding the following items provides information that is helpful in understanding its operating results, evaluating its future prospects, comparing its financial results across accounting periods, and comparing its financial results to its peers, many of which provide similar non-GAAP financial measures.
•Excess tax benefits. Excess tax benefits from employee stock plans are dependent on previously agreed-upon equity grants to our employees, vesting of those grants, stock price, and exercise behavior of our employees, which can fluctuate from quarter to quarter. Because these fluctuations are not directly related to our business operations, Veeva excludes excess tax benefits for its internal management reporting processes. Veeva management also finds it useful to exclude excess tax benefits when assessing the level of cash provided by operating activities. Given the nature of the excess tax benefits, Veeva believes excluding it allows investors to make meaningful comparisons between our operating cash flows from quarter to quarter and those of other companies.
•Stock-based compensation expenses. Veeva excludes stock-based compensation expenses primarily because they are non-cash expenses that Veeva excludes from its internal management reporting processes. Veeva’s management also finds it useful to exclude these expenses when they assess the appropriate level of various operating expenses and resource allocations when budgeting, planning and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use, Veeva believes excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.
•Amortization of purchased intangibles. Veeva incurs amortization expense for purchased intangible assets in connection with acquisitions of certain businesses and technologies. Amortization of intangible assets is a non-cash expense and is inconsistent in amount and frequency because it is significantly affected by the timing, size of acquisitions and the inherent subjective nature of purchase price allocations. Because these costs have already been incurred and cannot be recovered, and are non-cash expenses, Veeva excludes these expenses for its internal management reporting processes. Veeva’s management also finds it useful to exclude these charges when assessing the appropriate level of various operating expenses and resource allocations when budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to Veeva’s revenues earned during the periods presented and will contribute to Veeva’s future period revenues as well.
•Litigation settlement-related charges. We exclude certain costs related to litigation settlements, including outcome-based payments to the law firms that represented us, because they are non-recurring and outside the ordinary course of business. Because these costs are unrelated to our day-to-day business operations, we believe excluding them enables more consistent evaluation of our operating results.
•Income tax effects on the difference between GAAP and non-GAAP costs and expenses. The income tax effects that are excluded relate to the imputed tax impact on the difference between GAAP and non-GAAP costs and expenses due to stock-based compensation and purchased intangibles for GAAP and non-GAAP measures.
There are limitations to using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures provided by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by Veeva’s management about which items are adjusted to calculate its non-GAAP financial measures. Veeva compensates for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in its public disclosures.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Veeva encourages its investors and others to review its financial information in its entirety, not to rely on any single financial measure to evaluate its business, and to view its non-GAAP financial measures in conjunction with the most directly comparable GAAP financial measures. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables below.

© 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	8

VEEVA SYSTEMS INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

The following tables reconcile the specific items excluded from GAAP metrics in the calculation of non-GAAP metrics for the periods shown below:

Reconciliation of Net Cash Provided by Operating Activities (GAAP basis to non-GAAP basis)	Three months ended October 31,		Nine months ended October 31,
	2025	2024	2025	2024
Net cash provided by operating activities on a GAAP basis	$192,787	$164,117	$1,308,378	$1,020,507
Excess tax benefits from employee stock plans	(7,692)	(898)	(23,302)	(5,160)
Net cash provided by operating activities on a non-GAAP basis	$185,095	$163,219	$1,285,076	$1,015,347
Net cash used in investing activities on a GAAP basis	$(495,233)	$(298,226)	$(936,612)	$(684,446)
Net cash provided by financing activities on a GAAP basis	$32,646	$12,960	$168,715	$5,304

Reconciliation of Financial Measures (GAAP basis to non-GAAP basis)	Three months ended October 31,		Nine months ended October 31,
	2025	2024	2025	2024
Cost of subscription services revenues on a GAAP basis	$94,171	$82,638	$266,347	$239,577
Stock-based compensation expense	(1,842)	(1,696)	(5,498)	(4,892)
Amortization of purchased intangibles	(1,046)	(1,043)	(3,104)	(3,265)
Cost of subscription services revenues on a non-GAAP basis	$91,283	$79,899	$257,745	$231,420

Gross margin on subscription services revenues on a GAAP basis	86.2%	85.8%	86.5%	85.7%
Stock-based compensation expense	0.3	0.3	0.3	0.3
Amortization of purchased intangibles	0.1	0.1	0.2	0.2
Gross margin on subscription services revenues on a non-GAAP basis	86.6%	86.2%	87.0%	86.2%

Cost of professional services and other revenues on a GAAP basis	$105,294	$91,751	$302,195	$279,068
Stock-based compensation expense	(14,789)	(12,929)	(42,362)	(38,640)
Amortization of purchased intangibles	(138)	(139)	(411)	(412)
Cost of professional services and other revenues on a non-GAAP basis	$90,367	$78,683	$259,422	$240,016

Gross margin on professional services and other revenues on a GAAP basis	18.2%	22.5%	21.1%	20.2%
Stock-based compensation expense	11.5	10.9	11.1	11.1
Amortization of purchased intangibles	0.1	0.1	0.1	0.1
Gross margin on professional services and other revenues on a non-GAAP basis	29.8%	33.5%	32.3%	31.4%

Gross profit on a GAAP basis	$611,771	$524,818	$1,790,818	$1,507,088
Stock-based compensation expense	16,631	14,625	47,860	43,532
Amortization of purchased intangibles	1,184	1,182	3,515	3,677
Gross profit on a non-GAAP basis	$629,586	$540,625	$1,842,193	$1,554,297

Gross margin on total revenues on a GAAP basis	75.4%	75.1%	75.9%	74.4%
Stock-based compensation expense	2.1	2.1	2.0	2.1
Amortization of purchased intangibles	0.1	0.1	0.2	0.2
Gross margin on total revenues on a non-GAAP basis	77.6%	77.3%	78.1%	76.7%

Research and development expense on a GAAP basis	$191,883	$172,411	$568,593	$511,551
Stock-based compensation expense	(52,791)	(48,014)	(154,128)	(138,741)
Amortization of purchased intangibles	—	(29)	—	(85)
Research and development expense on a non-GAAP basis	$139,092	$124,368	$414,465	$372,725

© 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	9

VEEVA SYSTEMS INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2025	2024	2025	2024

Sales and marketing expense on a GAAP basis	$110,552	$98,695	$318,619	$297,524
Stock-based compensation expense	(24,509)	(21,214)	(72,222)	(67,928)
Amortization of purchased intangibles	(2,610)	(3,544)	(8,295)	(10,558)
Sales and marketing expense on a non-GAAP basis	$83,433	$73,937	$238,102	$219,038

General and administrative expense on a GAAP basis	$68,483	$72,359	$233,113	$195,001
Stock-based compensation expense	(26,337)	(34,006)	(80,234)	(71,945)
Amortization of purchased intangibles	—	(57)	—	(170)
Litigation settlement-related charges	—	—	(30,627)	(5,000)
General and administrative expense on a non-GAAP basis	$42,146	$38,296	$122,252	$117,886

Operating expense on a GAAP basis	$370,918	$343,465	$1,120,325	$1,004,076
Stock-based compensation expense	(103,637)	(103,234)	(306,584)	(278,614)
Amortization of purchased intangibles	(2,610)	(3,630)	(8,295)	(10,813)
Litigation settlement-related charges	—	—	(30,627)	(5,000)
Operating expense on a non-GAAP basis	$264,671	$236,601	$774,819	$709,649

Operating income on a GAAP basis	$240,853	$181,353	$670,493	$503,012
Stock-based compensation expense	120,268	117,859	354,444	322,146
Amortization of purchased intangibles	3,794	4,812	11,810	14,490
Litigation settlement-related charges	—	—	30,627	5,000
Operating income on a non-GAAP basis	$364,915	$304,024	$1,067,374	$844,648

Operating margin on a GAAP basis	29.7%	25.9%	28.4%	24.8%
Stock-based compensation expense	14.8	16.9	15.0	15.9
Amortization of purchased intangibles	0.5	0.7	0.5	0.8
Litigation settlement-related charges	—	—	1.3	0.2
Operating margin on a non-GAAP basis	45.0%	43.5%	45.2%	41.7%

Net income on a GAAP basis	$236,203	$185,808	$664,702	$518,513
Stock-based compensation expense	120,268	117,859	354,444	322,146
Amortization of purchased intangibles	3,794	4,812	11,810	14,490
Litigation settlement-related charges	—	—	30,627	5,000
Income tax effect on non-GAAP adjustments(6)	(15,155)	(20,160)	(55,240)	(57,598)
Net income on a non-GAAP basis	$345,110	$288,319	$1,006,343	$802,551

Diluted net income per share on a GAAP basis	$1.40	$1.13	$3.96	$3.15
Stock-based compensation expense	0.71	0.71	2.11	1.95
Amortization of purchased intangibles	0.02	0.03	0.07	0.09
Litigation settlement-related charges	—	—	0.18	0.03
Income tax effect on non-GAAP adjustments(6)	(0.09)	(0.12)	(0.33)	(0.35)
Diluted net income per share on a non-GAAP basis	$2.04	$1.75	$5.99	$4.87
________________________
(6) For the three and nine months ended October 31, 2025 and 2024, management used an estimated annual effective non-GAAP tax rate of 21.0%.

© 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	10